News Release

FOR IMMEDIATE RELEASE	CONTACT
November 25, 2008	Craig Renner
301-843-8600

ACPT ANNOUNCES TEMPORARY AMENDMENT OF SALES AGREEMENT WITH LENNAR, AND AGREES TO SELL INTEREST IN JOINT VENTURE; DECLARES DIVIDEND

ST. CHARLES, MD.— American Community Properties Trust (NYSE Alternext US:APO) announced today that it has reached agreement on a third amendment to the Company’s sales agreement with Lennar Corp., and has sold its interest in a joint venture to the homebuilding company. The Company also announced that its Board of Trustees authorized a cash dividend of $0.10 per share on common shares outstanding. The dividend will be payable on December 29, 2008 to shareholders of record on December 11, 2008. The dividend is required per the terms of the Company’s Declaration of Trust and represents 45% of estimated taxable income passed through to the shareholders.
Under the terms of the amendment, Lennar agreed to (in summary):
•
Purchase an additional fifty lots in St. Charles’ Fairway Village by December 31, 2008, for a total of 119 lots sold to Lennar during 2008. The final sales price will be an amount equal to 22.5% of the selling price of the home constructed on the lot, but not less than $78,000 for a single family lot, and $68,000 for a townhome lot.

•
Purchase a minimum of 100 lots a year in 2009, 2010, and 2011. The final sales price will be an amount equal to 25% of the selling price of the home constructed, with minimum pricing for single family and townhome lots to increase each year based on the terms of the agreement.

•
A pace of lot takedowns for each year of the agreement. In 2009, Lennar must proceed to settlement on a minimum of forty lots between January 1 and June 15, 2009, and purchase the balance of the remaining number of lots by December 31, 2009. In 2010 and again in 2011, Lennar must proceed to settlement on a minimum of twenty-five lots by June 15, and must proceed to settlement on the balance of the remaining number of lots by December 31 of the same year.

•	Allow the Company to sell additional lots in Fairway Village to third-party homebuilders.
“The Company values its long-term business relationship with Lennar, and we are pleased that they have renewed their commitment to continue to build high-quality homes and townhomes in St. Charles,” said Steve Griessel, Chief Executive Officer. “At the same time, with this amendment in place, the Company has begun to actively pursue similar agreements with other builders, which will enable us to provide a greater variety of styles and prices of homes offered in our flagship planned community. ”Mr. Griessel also noted that the Company remains committed to work proactively with Lennar and other potential builders in St. Charles to develop a price point for new homes and townhomes that will help increase the current pace of lot sales.
Mr. Griessel also announced that the Company sold its fifty percent interest in the St. Charles Active Adult Community LLC, a joint venture project, to Lennar for $3.5 million and will no longer have any involvement with the joint venture project. The joint venture was formed in 2003 to develop Heritage at St. Charles, a 352-unit age restricted neighborhood. Approximately 110 homes have already been built in the community.
“This agreement enables the Company to capture the full benefit of its current economic interest in the joint venture and provides an immediate, positive cash flow to the Company,” said Matthew M. Martin, Chief Financial Officer.
 “While the Company’s rental apartment portfolio is performing well in the current economy, the ongoing, historic difficulties in the real estate market will continue to negatively impact the Company’s community development operations, both in the United States and Puerto Rico, for the immediate future,” concluded Mr. Griessel. “Until the market improves, we will identify and implement ways to properly align the Company’s operating costs and cash flow, while seeking opportunities that will present themselves when that improvement materializes.”
ACPT (NYSE Alternext US:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, multifamily rental properties, and asset management services. ACPT is currently listed on the NYSE Alternext US Exchange under the symbol AmCmntyProp (APO).
For more information about ACPT, visit www.acptrust.com. For more information about the planned community of St. Charles, visit www.stcharlesmd.com.